EXHIBIT 12.2

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges and Preferred Dividends

		2012			2011
		3 Months	9 Months	12 Months	3 Months	9 Months
		Ended	Ended	Ended	Ended	Ended	Year Ended December 31,
	Earnings: ($000)	Sept 30	Sept 30	Sept 30	Sept 30	Sept 30	2011	2010	2009	2008	2007
A.	Net income	$12,359	$35,763	$49,124	$11,665	$31,676	$45,037	$46,118	$32,776	$27,238	$33,436
B.	Federal and State Income Tax	7,840	22,847	30,166	7,853	20,858	28,177	26,164	21,142	19,273	20,326
C.	Earnings before Income Taxes	$20,199	$58,610	$79,290	$19,518	$52,534	$73,214	$72,282	$53,918	$46,511	$53,762
D.	Fixed Charges
	Interest on Other Long-Term Debt	5,719	17,177	23,111	5,872	17,668	23,602	19,745	18,830	20,518	18,653
	Other Interest	1,467	4,302	5,195	1,369	3,919	4,812	5,413	5,253	4,495	4,378
	Interest Portion of Rents(1)	162	691	852	182	542	703	678	635	788	898
	Amortization of Premium & Expense on Debt	257	774	1,038	261	820	1,084	913	956	982	963
	Total Fixed Charges	$7,605	$22,944	$30,196	$7,684	$22,949	$30,201	$26,749	$25,674	$26,783	$24,892

E.	Total Earnings	$27,804	$81,554	$109,486	$27,202	$75,483	$103,415	$99,031	$79,592	$73,294	$78,654

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$103	$521	$764	$242	$727	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	71	425	637	210	631	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.634	1.639	1.614	1.673	1.658	1.626	1.567	1.645	1.708	1.608
J.	Preferred Dividend (Pre-tax) (H x I)	116	697	1,028	351	1,046	1,371	1,321	1,387	1,440	1,356
K.	Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
L.	Preferred Dividend Factor	148	793	1,155	383	1,142	1,498	1,448	1,514	1,567	1,483
M.	Fixed Charges (D)	7,605	22,944	30,196	7,684	22,949	30,201	26,749	25,674	26,783	24,892
N.	Total Fixed Charges and Preferred Dividends	$7,753	$23,737	$31,351	$8,067	$24,091	$31,699	$28,197	$27,188	$28,350	$26,375

O.	Ratio of Earnings to Fixed Charges (E/D)	3.7	3.6	3.6	3.5	3.3	3.4	3.7	3.1	2.7	3.2
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.6	3.4	3.5	3.4	3.1	3.3	3.5	2.9	2.6	3.0

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.